Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chico’s FAS, Inc. 2021 Employee Stock Purchase Plan of our reports dated March 9, 2021, with respect to the consolidated financial statements of Chico’s FAS, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Chico’s FAS, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 30, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Tampa, FL
June 29, 2021